Exhibit (5)(a)

Jennifer Henkel
Director and Assistant General Counsel
Legal Division

The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, OH 45202-3315
(513) 983-1100 phone
www.pg.com

October 19, 2020

The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, Ohio 45202

Ladies and Gentlemen:

This opinion is rendered for use in connection with the Registration Statement on Form S-3, filed by The Procter & Gamble Company (the “Company”) with the Securities and Exchange Commission on October 19, 2020 (the “Registration Statement”), under which an indeterminate aggregate principal amount of debt securities consisting of debentures, notes and/or other unsecured evidences of indebtedness of the Company (the “Debt Securities”) to be offered as set forth in the Registration Statement are being registered for sale to the public.
As counsel for the Company, I have examined and am familiar with originals or copies, certified or otherwise, identified to my satisfaction, of such statutes, documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion, including the Amended Articles of Incorporation, Regulations and By Laws of the Company and the records of the proceedings of the shareholders and directors of the Company.
This opinion is limited to the laws of the State of Ohio and, to the extent set forth in the following sentence, the laws of the State of New York, each as currently in effect, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. Insofar as the opinions set forth herein are governed by the laws of the State of New York, I have relied as to all matters governed by such law upon the opinion dated the date hereof of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, addressed to the Company and filed as an Exhibit to the Registration Statement.  To the extent the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP contains conditions and limitations, I incorporate such conditions and limitations herein.  Also, insofar as my opinion involves factual matters, I have relied, to the extent I deem proper, upon certificates of officers of the Company and certificates of public officials.
Upon the basis of the foregoing, I am of the opinion that:
      (a) The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of Ohio; and
      (b) When the Registration Statement has become effective under the Securities Act, the terms of the Debt Securities and of their issue and sale have been duly established in conformity with the Indenture dated as of September 3, 2009 between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Indenture”), and the Debt Securities shall have been duly executed by the Company and authenticated and delivered by the Trustee in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, then the Debt Securities will be legally issued and will constitute valid and binding obligations of the Company in accordance with their terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and shall be entitled to the benefits of the Indenture.
I hereby consent to the filing of this opinion as Exhibit (5)(a) to the Registration Statement and to the reference to my name in the prospectus contained in the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Jennifer Henkel
Jennifer Henkel
Director and Assistant General Counsel